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EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of IBG, Inc.:

Name	Jurisdiction of Organization
IBG LLC	Connecticut, U.S.A.

The following is a list of subsidiaries of IBG LLC:

Name	Jurisdiction of Organization
Timber Hill LLC(1)	Connecticut, U.S.A.
Interactive Brokers LLC(2)	Connecticut, U.S.A.
Interactive Brokers Canada Inc.	Canada
Interactive Brokers (U.K.) Limited	United Kingdom
Timber Hill Europe AG	Switzerland
Timber Hill Securities Hong Kong Limited	Hong Kong
Timber Hill Australia Pty Limited	Australia
Timber Hill Canada Company	Canada
Timber Hill Specialists Corp.	Delaware, U.S.A.
Interactive Brokers Hungary Kft	Hungary
IB Exchange Corp.	Delaware, U.S.A.
Interactive Brokers (India) Private Limited(3)	India
Interactive Brokers Financial Products S.A.	Luxembourg
Interactive Brokers Securities Japan, Inc.	Japan
Interactive Brokers Software Services Estonia	Estonia
Interactive Brokers Software Services Russia	Russia

(1)
IBG LLC owns 99.99% and Thomas Peterffy owns 0.01%.

(2)
IBG LLC owns 99.9% and Thomas Peterffy owns 0.1%.

(3)
IB Exchange Corp. owns 0.01%

The following is a list of subsidiaries of Timber Hill Europe AG:

Name	Jurisdiction of Organization
Timber Hill (U.K.) Limited	United Kingdom
Timber Hill (Mauritius) Limited	Mauritius

The following is a list of subsidiaries of Interactive Brokers LLC:

Name	Jurisdiction of Organization
Interactive Brokers Corp.	Connecticut, U.S.A.

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  EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY